Exhibit 4.1

FARECHASE.COM, INC.

2000 EQUITY INCENTIVE PLAN, As Amended

1.             Purpose.  The purpose of the Farechase.com, Inc. 2000 Equity Incentive Plan (the “Plan@) is to establish a flexible vehicle through which Farechase.com, Inc., a Delaware corporation (the “Company”), can offer equity-based compensation incentives to eligible personnel.  Awards under the Plan may be in the form of (a) options to purchase shares of the Company’s common stock, $.001 par value (“Common Stock”), including options intended to qualify as “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and options which do not qualify as ISOs (“NQSOs”), and (b) restricted shares of Common Stock.

2.             Administration.  The Plan shall be administered by a committee (the “Committee”) of at least two directors appointed by the Board of Directors of the Company (the “Board”) whose members shall serve at the pleasure of the Board.  Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, shall have full power and authority to (a) select the persons to whom awards shall be granted under the Plan, (b) grant awards to such persons, (c) prescribe the terms and conditions of such awards, (d) interpret and apply the provisions of the Plan and of any agreement or other document evidencing an award granted under the Plan,  and (e) take such other action as may be necessary or desirable in order to carry out the provisions, intent and purpose of the Plan.  Notwithstanding anything herein to the contrary, the Board may, in its sole discretion, at any time and from time to time, grant awards under the Plan or administer the Plan.  In such event, the Board shall have all of the authority and responsibility granted to the Committee herein.  The Company shall indemnify and hold harmless each member of the Board and the Committee and any employee of the Company or its affiliates who provides assistance with respect to the administration or interpretation of the Plan from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or wilful misconduct.

3.             Eligibility.  Awards under the Plan may be granted to such officers, directors, employees (including prospective employees), consultants and other persons who may perform services for the Company or its subsidiaries, as the Committee may select.  In granting awards under the Plan, the Committee shall give consideration to the functions and responsibilities of a potential recipient, the potential recipient’s previous and/or expected future contributions to the business of the Company and its subsidiaries and such other factors as the Committee deems relevant under the circumstances.

4.             Share Limitations.  Subject to increase or decrease as provided in Section 10 below, the maximum number of shares of Common Stock that may be issued under the Plan is 279,253.  For this purpose, the following shares shall be deemed not to have been issued under the Plan and shall remain available for future issuance: (a) shares covered by the unexercised portion of an option that terminates, expires or is canceled, (b) shares of restricted stock that are forfeited or repurchased, and (c) shares that are withheld in order to pay the purchase price for shares covered by an award or to satisfy the tax withholding obligations associated with an award.  Shares of Common Stock available for issuance under the Plan may be either authorized and unissued or held by the Company in its treasury.  No fractional shares of Common Stock will be issued under the Plan.

5.             Stock Options.  Subject to the provisions of the Plan, the Committee may grant options to eligible persons upon such terms and conditions as the Committee deems appropriate.  The terms and conditions of each option will be evidenced by a written option agreement or other instrument approved for this purpose by the Committee.

(a)           Exercise Price.  The exercise price per share of Common Stock covered by an option may not be less than the par value of the Common Stock on the date the option is granted, provided that the exercise price per share of Common Stock covered by an ISO may not be less than the fair market value of the Common Stock on the date the ISO is granted (or 110% of the fair market value in the case of an optionee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a “subsidiary” of the Company within the meaning of Section 424 of the Code).

(b)           Option Term.  No option granted under the Plan may be exercisable more than ten (10) years after the date the option is granted (or, in the case of an ISO granted to a 10% stockholder, five (5) years).

(c)           Vesting Conditions.  The Committee may establish such vesting and other conditions and restrictions on the exercise of an option and/or upon the issuance of Common Stock in connection with the exercise of an option as it deems appropriate, including, without limitation, conditioning the exercise of an option on the attainment of specified performance criteria and restricting the transfer or sale of shares acquired pursuant to the exercise of an option prior to an initial public offering of the Company’s shares.   If the Committee provides, in its discretion, that any option is exercisable upon the attainment of certain limitations (including, without limitation, that it is exercisable only in installments based upon the attainment of specified vesting criteria), the Committee may waive such limitations on the exercisability at any time after grant in whole or in part.

(d)           Exercise of Options.  An option may be exercised by transmitting to the Company: (1)  a notice specifying the number of shares to be purchased and (2)  payment of the exercise price, together with the amount, if any, deemed necessary by the Company to enable it to satisfy its tax withholding obligations associated with such exercise (unless other arrangements acceptable to the Company are made with respect to the satisfaction of such withholding obligations).  The exercise price under an option may be paid in cash, certified check and/or such other forms of payment as may be permitted by the Committee from time to time, including, without limitation, shares of Common Stock owned for at least six (6) months (free and clear of any liens or encumbrances).

(e)           Rights as a Stockholder.  No shares of Common Stock shall be issued in respect of the exercise of an option until full payment of the exercise price and the applicable tax withholding obligation has been made or provided for.  The holder of an option shall have no rights as a stockholder with respect to any shares covered by an option until the date such shares are issued.  Except as otherwise provided herein, no adjustments shall be made for dividend distributions or other rights for which the record date is prior to the date such shares are issued.

(f)            Other Conditions.  The Committee may impose such other terms and conditions on or with respect to the grant or exercise of an option under the Plan or the issuance of shares of Common Stock acquired pursuant to any such exercise as it deems necessary or desirable from time to time, including, without limitation, terms and conditions relating to the application of federal securities laws, state securities laws and any applicable rules or regulations promulgated thereunder and/or any exchange or listing requirements.  Shares issued pursuant to an option exercised at a time when the Common Stock is not publicly-traded will be subject to such other restrictions and repurchase rights as the Committee deems appropriate from time to time.

6.             Restricted Stock.  Subject to the provisions of the Plan, the Committee may award shares of restricted stock to eligible persons upon such terms and subject to such conditions and restrictions as the Committee deems appropriate. The terms and conditions of any restricted stock shall be evidenced by a written agreement or other instrument approved for this purpose by the Committee.

(a)           Stock Certificates for Restricted Stock.  Unless the Committee elects to use a different method (such as, for example, the issuance and delivery of stock certificates), shares of restricted stock shall be evidenced by book entries on the Company’s stock transfer records pending the expiration of restrictions thereon.  If a stock certificate for shares of restricted stock is issued in the name of the grantee, it will bear an appropriate legend to reflect the nature of the restrictions applicable to the shares represented by the certificate, and the Committee may require that any or all such stock certificates be held in custody by the Company until the applicable restrictions have lapsed.  The Committee may establish such other conditions as it deems appropriate in connection with the issuance of certificates for shares of restricted stock, including, without limitation, a requirement that the grantee deliver a duly signed stock power, endorsed in blank, for the shares covered by the award.

(b)           Purchase Price.  The purchase price payable for restricted stock shall be fixed by the Committee and, to the extent permitted by applicable law, may be as low as zero.

(c)           Restrictions and Vesting.  The Committee may establish such conditions and restrictions on the vesting of restricted stock as it deems appropriate (including, without limitation, conditions and restrictions based upon continued service, the attainment of specified performance goals and/or other factors and criteria deemed relevant for this purpose) and the Committee may accelerate the vesting of restricted stock or waive the conditions and restrictions on vesting in whole or in part at any time after grant.  Except as otherwise specifically provided herein or in a restricted stock agreement, the Company shall have the right to repurchase a recipient’s shares of restricted stock at the price paid therefor if the recipient’s employment or other service with the Company and its subsidiaries terminates before the vesting conditions applicable to the shares are satisfied and/or before any other restrictions to which the shares are subject have lapsed.

(d)           Rights as a Stockholder.  Except to the extent otherwise provided by the Committee, the holder of shares of restricted stock awarded under the Plan shall possess all incidents of ownership of such shares including, the right to receive dividends with respect to such shares, the right to vote such shares and, subject to the satisfaction of the applicable vesting or other conditions, the right to tender or transfer such shares.  Any shares, securities or property (other than cash) representing a dividend or distribution or return of capital on shares of restricted stock shall be subject to the same restrictions and other conditions as the restricted stock.  Except as otherwise provided by the Committee, the payment of cash dividends or distributions prior to the satisfaction of the applicable vesting or other conditions applicable to shares of restricted stock shall be deferred until such conditions are satisfied (and such amounts shall not bear interest during such period of deferral).

(e)           Lapse of Restrictions.  If and when the vesting conditions and other restrictions applicable to restricted stock are satisfied, a certificate for the shares covered by the award, to the extent vested and free of restrictions, shall be delivered to the holder.  All legends shall be removed from said certificates at the time of delivery except as otherwise required by applicable law.

(f)            Other Conditions.  The Committee may impose such other conditions with on or respect to the issuance of restricted stock or the lapse of restrictions thereon as it deems necessary or desirable from time to time, including, without limitation, terms and conditions relating to the application of federal or state securities laws and any applicable rules or regulations promulgated thereunder and/or any exchange or listing requirements.   Shares which otherwise become unrestricted at a time when the Common Stock is not publicly traded will be subject to such other restrictions and repurchase rights as the Committee deems appropriate from time to time.

7.             Fair Market Value.  For all purposes of the Plan, the fair market value of a share of the Common Stock on any date shall be determined by the Committee.

8.             Non-Transferability and Other Limitations. No option granted under the Plan shall be transferable by the recipient other than upon the recipient’s death to a beneficiary designated by the recipient in a manner acceptable to the Committee, or, if no designated beneficiary shall survive the recipient, pursuant to the recipient’s will or by the laws of descent and distribution.  All options shall be exercisable during the recipient’s lifetime only by the recipient. Shares of restricted stock may not be transferred prior to the date on which such shares have vested and are free of any applicable restriction imposed hereunder.  Except as otherwise specifically provided by law or the provisions hereof, no award received under the Plan may be transferred in any manner, and any attempt to transfer any such award shall be null and void.  Notwithstanding the foregoing, the Committee may determine at the time of grant or thereafter that a NQSO is transferable by an optionee in whole or part to such persons, under such circumstances, and subject to such conditions as the Committee may prescribe.

9.             Termination of Employment or Service.  Unless otherwise determined by the Committee at grant or, if no rights of the recipient are thereby reduced, thereafter, and subject to earlier termination in accordance with the provisions hereof, the following rules apply with regard to awards held by a recipient at the time of his or her termination of employment or other service with the Company and its subsidiaries.

(a)           Rules Applicable to Stock Options.

(i)            Termination by Reason of Death/Disability.  If an optionee’s employment or service terminates by reason of death or Disability (as defined below), then (i) any option held by the optionee which is not then exercisable, shall thereupon terminate, and (ii) any option held by the optionee which is then exercisable shall remain exercisable by the optionee (or the deceased optionee’s beneficiary) for a period of one hundred eighty (180) days following such termination of employment or service or, if sooner, until the expiration of the stated term of the option, and, to the extent not exercised within such period, shall thereupon terminate.  For purposes of the Plan, unless the Committee determines otherwise at the time of grant, the term Disability shall mean the inability of an individual to perform the customary duties of his or her employment or other service for the Company or a subsidiary by reason of a physical or mental incapacity which is expected to result in death or to be of indefinite duration.

(ii)           Termination for Cause.  If an optionee’s employment or service is terminated by the Company or a subsidiary for Cause (as defined below) or if, at the time of such termination, grounds for a termination for Cause exist, then any option held by the optionee (whether or not then otherwise exercisable) shall immediately terminate and cease to be exercisable.  For purposes of the Plan, a termination for Cause shall mean, unless the Committee determines otherwise at the time of grant (A) in the case where there is no employment or consulting agreement between the recipient and the Company or its subsidiaries at the time of grant or where such an agreement exists at the time of grant but does not define Acause” (or words of like import), a termination classified by the Company or a subsidiary as a termination due to an individual’s dishonesty, fraud, insubordination, willful misconduct, refusal to perform services or materially unsatisfactory performance of his or her duties or unauthorized use or disclosure to any person or entity of any confidential information or trade secrets of the Company or its subsidiaries, or (B)  in the case where there is an employment or consulting agreement between the recipient and the Company or a subsidiary at the time of grant that defines “cause” (or words of like import), a termination that is or would be deemed for Acause” (or words of like import) under such agreement.

(iii)          Other Termination.  If an optionee’s employment or service terminates for any reason (other than death, Disability or Cause or at a time when Cause exists) or no reason, then (i) any option held by the optionee, which is not then exercisable shall thereupon terminate, and (ii) any option held by the optionee which is then exercisable shall remain exercisable during the thirty (30) day period following such termination or, if sooner, until the expiration of the stated term of the option and, to the extent not exercised within such period, shall thereupon terminate.

(b)           Rules Applicable to Restricted Stock.  Upon the termination of a recipients’s employment or service for any reason (including, without limitation, death or Disability) or no reason, unless the Committee determines otherwise at the time of grant, shares of restricted stock which have not yet become fully vested shall be forfeited and any certificate therefor or book entry with respect thereto or other evidence thereof shall be canceled.  The Company shall pay the terminated recipient or the beneficiary of a deceased beneficiary an amount equal to the amount paid by the recipient for the acquisition of the shares of restricted stock that are forfeited.

10.           Capital Changes; Change in Control; Merger.

(a)           Adjustments Upon Changes in Capitalization.  The aggregate number and class of shares for which awards may be granted under the Plan, the number and class of shares covered by each outstanding award and, if applicable, the exercise price per share shall all be equitably adjusted to reflect any change in the Common Stock by reason of a stock split, reverse stock split, stock dividend or like capital adjustment or to reflect a conversion or exchange of the Common Stock for other securities as a result of a merger, consolidation or reorganization.

(b)           Change in Control.   The Committee may provide in any award agreement for the effect on the award of a Achange in control” of the Company or any of its subsidiaries or affiliates , including, to the extent applicable, the acceleration of the exercisability of, or the lapse of restrictions or deemed satisfaction of goals with respect to, any outstanding award.

(c)           Merger; Consolidation.   In the event of a merger, consolidation, mandatory share exchange or other similar business combination of the Company with or into any other entity (ASuccessor Entity”) or any transaction in which another person or entity acquires all or substantially all of the issued and outstanding Common Stock or assets of the Company, outstanding awards may be assumed or equivalent awards may be substituted by the Successor Entity or a parent or subsidiary of the Successor Entity, provided that, if and to the extent that outstanding options are not assumed or replaced with substantially equivalent options, then the optionees shall be permitted to exercise their outstanding options in whole or in part (whether or not otherwise vested or exercisable) for a period of at least fifteen (15) days prior to such transaction, and any outstanding options which are not exercised before such transaction shall thereupon terminate.

(d)           Fractional Shares.  In the event of any adjustment in the number of shares covered by any award pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded, and each such award shall cover only the number of full shares resulting from the adjustment.

(e)           Determinations Final.  All adjustments under this Section 10 shall be made by the Committee, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

11.           Tax Withholding.  As a condition to the exercise of any option or the delivery of any shares of Common Stock pursuant to the exercise of any option or the lapse of restrictions on any shares of Common Stock, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company or its subsidiaries relating to an option or shares, (a) the Company and its subsidiaries may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to an award recipient whether or not pursuant to the Plan or (b) the Company and its subsidiaries shall be entitled to require that the award recipient remit cash to the Company or its subsidiaries (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.  If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, unless the applicable award agreement provides otherwise, at the discretion of the Committee, the award recipient may satisfy the withholding obligation described under this Section 11 by electing to have the Company withhold shares of Common Stock (which withholding will be at a rate not in excess of the statutory minimum rate) or by tendering previously-owned shares of Common Stock, in each case, having a fair market value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules).

12.           Amendment and Termination.  The Board may amend or terminate the Plan, provided that no such action may affect adversely the rights of the holder of any outstanding award without the consent of the holder.  Except as otherwise provided in Section 10, any amendment which would increase the aggregate number of shares of Common Stock for which awards may be granted under the Plan or modify the class of employees eligible to receive options under the Plan shall, to the extent necessary or desirable to comply with applicable law, be subject to the approval of the Company’s stockholders.  The Committee may amend the terms of any agreement or instrument issued hereunder at any time and from time to time; provided, however, that any amendment which would adversely affect the rights of the holder of any outstanding awards may not be made without his or her consent.

13.           No Rights Conferred.  Nothing contained herein shall be deemed to give any individual any right to receive any awards under the Plan or to be retained in the employ or service of the Company or any subsidiary or affiliate of the Company.

14.           Decisions and Determinations to be Final.  All decisions and determinations made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee shall be final, binding and conclusive on all parties.

15.           Governing Law.  The Plan shall be governed by the laws of the State of New York, without regard to its principles of conflicts of law.

16.           Term of the Plan.  The Plan shall be effective as of the date of its adoption by the Board, subject to the approval of the stockholders of the Company within one year from the date of such adoption by the Board.  The Plan shall terminate on the tenth anniversary of the date of its adoption by the Board, unless sooner terminated by the Board.  The rights of any person with respect to an award made under the Plan that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination of the Plan and shall continue in accordance with the terms of the award (as then in effect or thereafter amended) and the Plan.